EXHIBIT 99.1
WINSTAR

                  CONTACTS:
                  Financial Community                 Press
                  Michelle Davis                      Louise Goodman
                  Manager of Investor Relations       (212) 584-4083
                  (212) 584-4053                      lgoodman@winstar.com

                    WINSTAR ACCELERATES NATIONWIDE DEPLOYMENT
                          OF SWITCHED BROADBAND NETWORK

             Agrees To Acquire 14 Lucent Class 5 Switches and Other
            Telecommunications Assets of US One Communications Corp.

                   Acquisition Completes 70% of Original 1998
                             Switch Deployment Plan

NEW YORK - OCTOBER 16, 1997, WINSTAR COMMUNICATIONS, INC. (NASDAQ-
WCII) announced today it will significantly accelerate the nationwide deployment of its switched broadband telecommunications network by acquiring certain telecommunications assets of US One Communications Corp. The assets include 14 newly-installed Lucent 5ESS- 2000 switches, as well as a 10-year pre-paid lease for fiber optic capacity in the New York City Metropolitan area. Through this transaction, WinStar will accomplish 70% of its original switch installation plan for 1998. The company said the acquisition will enable it to provide facilities-based CLEC services early next year to customers in 7 new markets where US One switches are located: Minneapolis, Seattle, Tampa, Denver, Kansas City, San Francisco, and Columbus, Ohio. This network expansion is six-to-twelve months ahead of WinStar's original plan.

WinStar will pay $100 million for the 14 switches and other assets. Of this amount, $80 million is payable in cash at the time of closing, which is expected to occur within one week. An additional $20 million will be due in approximately 90-120 days, when there should be a confirmation of U.S. One's bankruptcy plan. WinStar has the option of making the final payment in cash or WinStar stock, the value of which will be set at the time of that payment. The transaction will be financed on an interim basis through a new credit facility. The company expects this facility will be replaced with long-term equipment financing.

Seven of the switches being acquired from US One are located in major cities where WinStar already has installed switch capacity. WinStar has entered into an agreement to sell two of these duplicate switches for a total of approximately $19 million. The sale is expected to occur simultaneously with WinStar's purchase of the US One assets. WinStar has also received offers to purchase the remaining five switches from a variety of parties. The company is considering whether is should retain the incremental capacity represented by the


                           WinStar Communications Inc.
                 230 Park Avenue, Suite 2700, New York, NY 10159
                        Tel 212 84 4000 Fax 212 867 1565

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remaining  five  switches,  and how such  enhanced  switching  capabilities  may
support  the  company's   plans  to  offer  its  broadband   services  to  other
telecommunications firms.

William J. Rouhana, Jr., WinStar Chairman, and Chief Executive Officer, said today the US One transaction represented a unique opportunity to virtually double WinStar's local and long distance network on a much faster timetable than originally planned. He noted that WinStar's number of switched cities will grow from 8 to 15 in the next few months as a result of this transaction, and pointed out that WinStar's 38 GHz spectrum holdings average greater than 500 MHz in the new markets that will be served by the retained switches.

Rouhana also stated that the price paid for the switches is less than what would have been spent to create the same amount of switch capacity in the seven cities, when all related costs are considered. He went on to say "It is a great advantage to be able to sell switched services in new markets where we would typically have started out as a reseller of lines belonging to the local exchange carrier. We will now be able to bring local traffic onto our own switch from the outset, thereby reducing the EBITDA losses that generally accompany our entry into new cities."

WinStar Communications, Inc. is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provided its Wireless Fiber(sm) services using its licenses in the 38 GHz spectrum. The company also provides long distance and information services.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's SEC reports, including the 10-K for the period ended December 31, 1996, and the 10-Qs for the period ended March 31 and June 30, 1997.

WinStar is a registered trademark and Wireless Fiber is a service mark of WinStar Communications, Inc.





                           WinStar Communications Inc.
                 230 Park Avenue, Suite 2700, New York, NY 10159
                        Tel 212 84 4000 Fax 212 867 1565

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